Exhibit 99.1
Press Release
Urstadt Biddle Properties Inc. Announces Redemption of 7.125% Series F Cumulative Redeemable Preferred Stock
              Company Release - 9/18/2017
GREENWICH, Conn.--(BUSINESS WIRE)-- On September 18, 2017, Urstadt Biddle Properties Inc. ("UBP") (NYSE: UBPPRF), issued a notice of redemption to the registered holders of its 7.125% Series F Cumulative Redeemable Preferred Stock (the "Series F Preferred Stock"). UBP will redeem all 5,175,000 outstanding shares of the Series F Preferred Stock on October 24, 2017, the redemption date. The Series F Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus $0.410677 per share, the amount equal to all dividends accrued and unpaid on a share of the Series F Preferred Stock from August 1, 2017 to, but not including, the redemption date.
Dividends on the Series F Preferred Stock will cease to accrue on the redemption date. From and after the redemption date, the Series F Preferred Stock will no longer be deemed to be outstanding, and all rights of the holders will terminate, except only the right of the holders to receive, from and after the redemption date, the redemption price, without interest. Because the redemption is a redemption in full, the Series F Preferred Stock will be delisted from trading on the New York Stock Exchange.  UBP previously declared a regular quarterly dividend on the Series F Preferred Stock for payment on October 31, 2017; that dividend will not be payable because all outstanding shares of the Series F Preferred Stock will be redeemed prior to the applicable record date for the dividend.
All shares of the Series F Preferred Stock are held in book-entry form through the Depository Trust Company ("DTC") and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series F Preferred Stock will be made by Computershare Trust Company, N.A. as redemption agent. The address for the redemption agent is as follows: Computershare Trust Company, N.A., c/o Computershare Inc., 250 Royall Street, Canton, MA 02021; Attention: Reorganization Department, Phone: (800) 546-5141.

About Urstadt Biddle Properties Inc.
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.1 million square feet of space. Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 190 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 23 consecutive years.
Urstadt Biddle Properties Inc.
Willing L. Biddle, President and Chief Executive Officer
John T. Hayes, Chief Financial Officer
203-863-820

Source: Urstadt Biddle Properties Inc.